CHARTER

BY THE SECRETARY OF STATE

WHEREAS,

E. Raymond Parker, Gaffney, South Carolina

And

Don H. Lovelace, Forest City, North Carolina

Did on the 6th day of August file with the Secretary of State a written Declaration, signed by themselves, setting forth:

FIRST: That their names and residences are as above given.

SECOND: That the name of the proposed corporation is GAFFNEY BROADCASTING, INCORPORATED

THIRD: That the principal place of business is Gaffney, South Carolina

FOURTH: That the general nature of the business which it is proposed to do is to engage in the general radio and broadcasting business and such other things as may be necessary or expedient to carry on the necessary and proper execution of said business

FIFTH: That the amount of the capital stock is Twenty-five Thousand ($25,000.00) Dollars payable in cash, property, or services.

SIXTH: That the number of shares into which the capital stock is divided is One Hundred (100) of the par value of Two Hundred Fifty ($250.00) Dollars.

SEVENTH: That, after due notice, a meeting of the subscribers was held on the 25th day of July, 1962, at which a majority of all stock in value being present in person or by proxy, the following were elected directors: Raymond Parker, Shirley C. Lovelace, Bright G. Parker, Don H. Lovelace

EIGHTH: That subsequently there was elected as President, E. Raymond Parker, as Vice-President, Shirley C. Lovelace; as Secretary, Bright G. Parker; as Treasurer, Don H. Lovelace

NINTH: That all requirements of Title 12, Article 1, Chapter 2, Code of Laws of South Carolina, 1952, and all amendments thereto, have been duly and fully complied with, 50 per cent, of the aggregate amount of the capital stock having been subscribed by bona fide subscribers, 20 per cent of the capital stock subscribed having been paid to the Treasurer, and three days’ public notice of the intention to file this Declaration with the Secretary of State having been given in The Gaffney Ledger a newspaper published in the County of Cherokee

NOW, THEREFORE, I, O. FRANK THORNTON, Secretary of State, by virtue of the authority in me vested by the aforesaid Code and Acts amendatory thereto, do hereby certify that the said Company has been fully organized according to the laws of South Carolina, under the name and for the purposes indicated in their written declaration, and that they are fully authorized to commence business under their charter; and I do hereby direct that a copy of this certificate be filed and recorded in the office of the Register of Mesne Conveyance or Clerk of Court in each country where such Corporation shall have a business office.